Resources Connection Reports Financial Results for Third Quarter Fiscal 2025

DALLAS, Texas, April 2, 2025 – Resources Connection, Inc. (Nasdaq: RGP) (the “Company”), a professional services firm, today announced its financial results for its third quarter of fiscal 2025 ended February 22, 2025.

Third Quarter Fiscal 2025 Highlights Compared to Prior Year Quarter:

•Revenue of $129.4 million compared to $151.3 million, a decline of 14.5%
•Same-day constant currency revenue, a non-GAAP measure, declined by 11.2%
•Gross margin of 35.1% compared to 37.0%
•Selling, general and administrative expenses (“SG&A”) of $51.2 million compared to $49.6 million
•Net loss of $44.1 million, including a non-cash goodwill impairment charge of $42.0 million, compared to net income of $2.6 million
•Diluted (loss) earnings per common share of $(1.34) compared to $0.08
•Adjusted diluted (loss) earnings per common share, a non-GAAP measure, of $(0.08) compared to $0.17
•Adjusted EBITDA, a non-GAAP measure, of $1.7 million (Adjusted EBITDA margin of 1.3%) compared to $10.8 million (Adjusted EBITDA margin of 7.1%)
•Cash dividends declared of $0.14 per share consistent with the prior year quarter
•Cash and cash equivalents plus potential borrowings available under the senior credit facility of up to $246.0 million compared to $287.4 million, and zero debt, consistent with prior year quarter

Management Commentary

“We delivered results in line or better than our outlook, even though mid-week holiday impact was deeper than expected and the second half of Q3 became more disrupted in the US,” said Kate W. Duchene, Chief Executive Officer. “This quarter, we’ve made notable progress driving stronger pricing, larger average deal size and better win ratios, while also improving efficiency in our cost structure. While the volume of new opportunities was soft in the third quarter, our pipeline quality has meaningfully improved to include higher value and larger deals. Our client relationships remain strong despite the uncertainty in the macroenvironment, which will enable us to continue to grow into new buying centers. We remain disciplined and focused on executing our diversification strategy which, along with our refreshed brand positioning has been well received by our client base. I want to thank our employees for their strength and resilience working in a disrupted operating environment.”

Third Quarter Fiscal 2025 Results

Revenue was $129.4 million (or $134.4 million on a constant currency basis), declining 14.5% (or 11.2% on a constant currency basis) compared to $151.3 million in the third quarter of fiscal 2024. The demand environment remains choppy and has not shown consistent signs of improving. Clients continued to be cautious and selective about moving forward with transformation projects or filling professional interim roles. In addition, the mid-week timing of both the Christmas and New Year's holidays caused a more significant impact on the third quarter revenue compared to the prior fiscal quarter. Compared to the prior year quarter, billable hours decreased by 17.0%, while the average bill rate increased by 3.4% (or 4.2% on a constant currency basis). The year-over-year improvement in average bill rate is attributable to an ongoing focus on value-based pricing and a shift in revenue mix towards higher value consulting projects. Additionally, average bill rates continue to reflect the global revenue mix, which currently includes a higher proportion of revenue generated in Asia Pacific, where bill rates are significantly lower than in the United States (“U.S.”) and Europe.

Gross margin in the third quarter of fiscal 2025 was 35.1% compared to 37.0% in the third quarter of fiscal 2024. The decline was primarily due to additional holiday pay on Thanksgiving in the third quarter of fiscal 2025. In addition, the mid-week timing of both the Christmas and New Year’s holidays caused lower utilization of our salaried consultants. These adverse impact was partially offset by an improved pay/bill ratio.

SG&A for the third quarter of fiscal 2025 was $51.2 million, or 39.5% of revenue, compared to $49.6 million, or 32.8% of revenue, for the third quarter of fiscal 2024. The year-over-year increase was primarily driven by a $1.3 million increase in employee termination benefits associated with the December 2024 reduction in force, intended to enhance efficiencies through reduced costs and streamlined operations (the “2025 Restructuring Plan”), and a $1.1 million increase in computer software expenses primarily associated with our technology transformation initiative. These increases were partially offset by a $1.2 million decrease in employee compensation expense partially as a result of the reduction in force.

Given the slow recovery in the On-Demand and Consulting business segments, the Company conducted a goodwill impairment analysis during the third quarter of fiscal 2025 and recorded a non-cash goodwill impairment charge of $42.0 million ($12.4 million was recorded in the On-Demand Talent segment and $29.6 million was recorded in the Consulting segment).

Income tax benefit for the third quarter of fiscal 2025 was $5.6 million, or an effective tax rate of 11.3%, compared to an income tax expense of $1.9 million, or an effective tax rate of 43.2%, for the third quarter of fiscal 2024. The income tax benefit in the third quarter of fiscal 2025 was primarily attributed to the Company’s pretax loss. The lower effective tax rate in the third quarter of fiscal 2025 was due to the non-deductible portion of the goodwill impairment, coupled with the $2.2 million establishment of a valuation allowance for the Company’s UK entity. The higher effective tax rate in the third quarter of fiscal 2024 resulted largely from a lower pretax income base increasing the tax expense ratio.

Net loss for the third quarter of fiscal 2025 was $44.1 million (net loss margin of 34.0%), compared to net income of $2.6 million (net income margin of 1.7%) in the prior year quarter, a difference of $46.6 million, which was primarily due to the non-cash goodwill impairment charge in the third quarter of fiscal 2025. The Company delivered an Adjusted EBITDA margin of 1.3% in the third quarter of fiscal 2025 compared to 7.1% in the prior year quarter.

Third Quarter Fiscal 2025 Segment Results

On-Demand Talent – Revenue in the On-Demand Talent segment declined by $17.1 million or 26.6%, to $47.1 million in the third quarter of fiscal 2025 compared to $64.2 million in the third quarter of fiscal 2024 primarily due to a 24.8% decrease in billable hours and a 2.1% decline in average bill rate (or 1.4% on a constant currency basis). Demand for interim support remained challenged in the third quarter due in part to the labor market trend with less talent movement across employers, which has historically been a generator for demand in this segment.

Consulting – Revenue in the Consulting segment declined by $3.2 million or 5.8%, to $52.6 million in the third quarter of fiscal 2025 compared to $55.8 million in the third quarter of fiscal 2024. The decline was primarily due to an 18.8% decrease in billable hours, which was partially offset by a 12.8% (or 13.5% on a constant currency basis) increase in the average bill rate largely as a result of the Company’s value-based pricing initiative as well as a change in geographic revenue mix. Additionally, the current quarter results include the addition of Reference Point (acquired in the first quarter of fiscal 2025) which carries a significantly higher average bill rate. Reference Point contributed $4.0 million of revenue during the third fiscal quarter.

Europe and Asia Pacific – Revenue in the Europe and Asia Pacific segment declined by $1.1 million or 5.4%, to $18.6 million in the third quarter of fiscal 2025 compared to $19.6 million in the third quarter of fiscal 2024. Billable hours decreased by 5.5% and were partially offset by a 1.7% (or 5.2% on a constant currency basis) increase in the average bill rate as a result of the Company’s value-based pricing initiative.

Outsourced Services – Revenue in the Outsourced services segment remained at $9.4 million consistent with the prior year quarter. Both billable hours and average bill rates remained steady.

All Other – Revenue in the All Other segment declined by $0.5 million or 21.7% to $1.8 million in the third quarter of fiscal 2025 compared to $2.3 million the prior year quarter. The billable hours decreased by 31.9% partially offset by an increase in average bill rate of 6.1% (or 6.1% on a constant currency basis).

RESOURCES CONNECTION, INC.
SUMMARY OF CONSOLIDATED FINANCIAL RESULTS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 22,	February 24,	February 22,	February 24,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$129,438	$151,307	$411,991	$484,603
Direct cost of services	84,064	95,299	260,544	298,118
Gross profit	45,374	56,008	151,447	186,485
Selling, general and administrative expenses	51,189	49,589	151,404	162,514
Goodwill impairment	42,039	—	125,376	—
Amortization expense	1,407	1,413	4,461	4,048
Depreciation expense	464	745	1,466	2,432
(Loss) income from operations	(49,725)	4,261	(131,260)	17,491
Interest income, net	(106)	(225)	(469)	(830)
Other expense (income)	22	(1)	(50)	(6)
(Loss) income before income tax (benefit) expense	(49,641)	4,487	(130,741)	18,327
Income tax (benefit) expense	(5,589)	1,937	(12,267)	7,765
Net (loss) income	$(44,052)	$2,550	$(118,474)	$10,562

Net (loss) income per common share:
Basic	$(1.34)	$0.08	$(3.58)	$0.32
Diluted	$(1.34)	$0.08	$(3.58)	$0.31

Weighted-average number of common and common equivalent shares outstanding:
Basic	32,938	33,463	33,130	33,428
Diluted	32,938	33,759	33,130	33,906

Revenue by Segment
On-Demand Talent	$47,089	$64,162	$153,014	$213,085
Consulting	52,597	55,828	168,265	171,731
Europe & Asia Pacific	18,576	19,631	56,260	64,700
Outsourced Services	9,367	9,375	28,284	27,859
All Other	1,809	2,311	6,168	7,228
Total consolidated revenue	$129,438	$151,307	$411,991	$484,603

Cash dividend
Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.42
Total cash dividends paid	$4,632	$4,692	$14,014	$14,093

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET, today, April 2, 2025. A live webcast of the call will be available on the Events section of the Company’s Investor Relations website. To access the call by phone, please go to this link (registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time by visiting the Company's Investor Relations website at https://rgp.com/ir/investor-relations-events/.

About RGP

RGP is a professional services firm that powers the operational needs and change initiatives of its client base utilizing a combination of three distinct engagement brands:

•On-Demand by RGPTM: Our on-demand talent solutions, providing businesses with a go-to source for bringing in experts when they need them;
•Veracity by RGPTM: Our consulting arm, driving transformation across people, processes & technology; and
•Countsy by RGPTM: Our outsourced services for accounting, human resources and equity, helping startups, scaleups and spinouts focus on their growth.

Regardless of engagement model, we Dare to Work Differently® by leveraging human connection and collaboration to deliver practical solutions and impactful results. We offer a more effective way to work that favors flexibility and agility as businesses confront change and transformation pressures amid skilled labor shortages.

Based in Dallas, Texas with offices worldwide, we annually engage with 1,700 clients around the world from 42 physical practice offices, multiple virtual offices and approximately 3,200 professionals. RGP is proud to have served 88% of the Fortune 100 as of February 2025 and has been recognized by U.S. News & World Report (2024-2025 Best Companies to Work for) and Forbes (America’s Best Management Consulting Firms 2024, America’s Best Midsize Employers 2024, World's Best Management Consulting Firms 2024).

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our operational plans, the expected benefits of our segments and our expectations regarding the demand environment. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or the continuation or deterioration of general and ongoing macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our inability to adapt to a changing competitive landscape including for technological advancements, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring and reorganization initiatives, risks that our digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 25, 2024, and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to assess our financial and operating performance that are not defined by or calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”) to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the Consolidated Statements of Operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable GAAP measure so calculated and presented. The following non-GAAP measures are presented in this press release:

•Same-day constant currency revenue is adjusted for the following items:

oCurrency impact. In order to remove the impact of fluctuations in foreign currency exchange rates, the Company calculates same-day constant currency revenue, which represents the outcome that would have resulted had exchange rates in the current period been the same as those in effect in the comparable prior period.

oBusiness days impact. In order to remove the fluctuations caused by comparable periods having a different number of business days, the Company calculates same-day revenue as current period revenue (adjusted for currency impact) divided by the number of business days in the current period, multiplied by the number of business days in the comparable prior period. The number of business days in each respective period is provided in the “Number of Business Days” section of the “Reconciliation of GAAP to Non-GAAP Financial Measures” table below.

•EBITDA is calculated as net (loss) income before amortization expense, depreciation expense, interest and income taxes.

•Adjusted EBITDA is calculated as EBITDA excluding stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, and restructuring costs. We also present herein Adjusted EBITDA at the segment level as a measure used to assess the performance of our segments. Segment Adjusted EBITDA excludes certain shared corporate administrative costs that are not practical to allocate.

•Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by revenue.

•Adjusted diluted earnings (loss) per common share is calculated as diluted earnings (loss) per common share, excluding the per share impact of stock-based compensation expense, technology transformation costs, acquisition costs, goodwill impairment, gain on sale of assets, restructuring costs, and adjusted for the related tax effects of these adjustments.

We believe the above-mentioned non-GAAP financial measures, which are used by management to assess the core performance of our Company, provide useful information and additional clarity of our operating results to our investors in their own evaluation of the core performance of our Company and facilitate a comparison of such performance from period to period. These are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for revenue, net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our revenue, profitability or liquidity. These measures should be considered in addition to, and not as a substitute for, revenue, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except number of business days)

Adjusted Revenue by Segment - Year-over-Year Comparison

	Three Months Ended
	February 22, 2025				February 24, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$47,089	$271	$1,596	$48,956	$64,162
Consulting	52,597	333	1,731	54,661	55,828
Europe and Asia Pacific	18,576	605	62	19,243	19,631
Outsourced Services	9,367	—	318	9,685	9,375
All Other	1,809	—	61	1,870	2,311
Total Consolidated	$129,438	$1,209	$3,768	$134,415	$151,307

Adjusted Revenue by Segment - Sequential Period Comparison

	Three Months Ended
	February 22, 2025				November 23, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$47,089	$60	$3,991	$51,140	$53,452
Consulting	52,597	105	4,388	57,090	60,643
Europe and Asia Pacific	18,576	685	405	19,666	19,701
Outsourced Services	9,367	—	794	10,161	9,426
All Other	1,809	—	153	1,962	2,396
Total Consolidated	$129,438	$850	$9,731	$140,019	$145,618

Adjusted Revenue by Segment - Year-over-Year Comparison

	Nine Months Ended
	February 22, 2025				February 24, 2024
	(Unaudited)				(Unaudited)
	As reported (GAAP)	Currency impact	Business days impact	Same-day constant currency revenue	As reported (GAAP)
On-Demand Talent	$153,014	$661	$—	$153,675	$213,085
Consulting	168,265	658	(78)	168,845	171,731
Europe and Asia Pacific	56,260	585	85	56,930	64,700
Outsourced Services	28,284	—	—	28,284	27,859
All Other	6,168	—	—	6,168	7,228
Total Consolidated	$411,991	$1,904	$7	$413,902	$484,603

	Three Months Ended			Nine Months Ended
Number of Business Days	February 22, 2025	November 23, 2024	February 24, 2024	February 22, 2025	February 24, 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
On-Demand Talent (1)	59	64	61	186	186
Consulting (1)	59	64	61	186	186
Europe & Asia (2)	62	63	62	188	188
Outsourced Services (1)	59	64	61	186	186
All Other (1)	59	64	61	186	186

(1) This represents the number of business days in the U.S.

(2) The business days in international regions represent the weighted average number of business days.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts and percentages)

	Three Months Ended
	February 22,	% of	February 24,	% of
Adjusted EBITDA	2025	Revenue	2024	Revenue
	(Unaudited)		(Unaudited)
Net (loss) income	$(44,052)	(34.0%)	$2,550	1.7%
Adjustments:
Amortization expense	1,407	1.1%	1,413	0.9%
Depreciation expense	464	0.4%	745	0.5%
Interest income, net	(106)	(0.1%)	(225)	(0.2%)
Income tax (benefit) expense	(5,589)	(4.3%)	1,937	1.3%
EBITDA	(47,876)	(37.0%)	6,420	4.2%
Stock-based compensation expense	1,908	1.5%	1,181	0.8%
Amortized ERP system costs (1)	609	0.5%	—	—%
Technology transformation costs (2)	1,574	1.2%	1,386	0.9%
Acquisition costs (3)	492	0.4%	156	0.1%
Goodwill impairment (4)	42,039	32.5%	—	—%
Restructuring cost (5)	2,905	2.2%	1,643	1.1%
Adjusted EBITDA	$1,651	1.3%	$10,786	7.1%

Adjusted Diluted Earnings per Common Share
Diluted (loss) earnings per common share, as reported	$(1.34)		$0.08
Stock-based compensation expense	0.06		0.03
Amortized ERP system costs (1)	0.02		—
Technology transformation costs (2)	0.05		0.04
Acquisition costs (3)	0.01		0.01
Goodwill impairment (4)	1.28		—
Restructuring cost (5)	0.09		0.04
Income tax impact of adjustments	(0.25)		(0.03)
Adjusted diluted earnings per common share	$(0.08)		$0.17

(1) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to newly implemented Enterprise Resource Planning (ERP) system, which was recorded within Selling, General, and Administrative expenses on the Consolidated Statement of Operations.

(2) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(3) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisition. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(4) Goodwill impairment charge recognized during the three months ended February 22, 2025 was related to the On-Demand Talent and Consulting segments.

(5) The Company authorized the 2025 Restructuring Plan in December 2024. The 2023 U.S. restructuring plan was substantially completed during fiscal 2024.

	Nine Months Ended
	February 22,	% of		February 24,	% of
Adjusted EBITDA	2025	Revenue		2024	Revenue
	(Unaudited)			(Unaudited)
Net (loss) income	$(118,474)	(28.8%)		$10,562	2.2%
Adjustments:
Amortization expense	4,461	1.1%		4,048	0.8%
Depreciation expense	1,466	0.4%		2,432	0.5%
Interest income, net	(469)	(0.1%)		(830)	(0.2%)
Income tax (benefit) expense	(12,267)	(3.0%)		7,765	1.6%
EBITDA	(125,283)	(30.4%)	-0.304091594233855	23,977	4.9%
Stock-based compensation expense	5,417	1.3%		4,249	0.9%
Amortized ERP system costs (1)	609	0.1%		—	—%
Technology transformation costs (2)	5,475	1.3%		4,987	1.0%
Acquisition costs (3)	2,296	0.6%		1,282	0.3%
Goodwill impairment (4)	125,376	30.4%		—	—%
Gain on sale of assets (5)	(3,420)	(0.8%)		—	—%
Restructuring cost (6)	3,157	0.8%		3,898	0.8%
Adjusted EBITDA	$13,627	3.3%		$38,393	7.9%

Adjusted Diluted Earnings per Common Share
Diluted (loss) earnings per common share, as reported	$(3.58)			$0.31
Stock-based compensation expense	0.16			0.13
Amortized ERP system costs (1)	0.02			—
Technology transformation costs (2)	0.17			0.15
Acquisition costs (3)	0.07			0.04
Goodwill impairment (4)	3.78			—
(Gain) on sale of assets (5)	(0.10)			—
Restructuring cost (6)	0.10			0.11
Income tax impact of adjustments	(0.55)			(0.09)
Adjusted diluted earnings per common share	$0.07			$0.65

(1) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to newly implemented Enterprise Resource Planning (ERP) system, which was recorded within Selling, General, and Administrative expenses on the Consolidated Statement of Operations.

(2) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(3) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisitions. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(4) Goodwill impairment charges recognized during the nine months ended February 22, 2025 were related to the On-Demand Talent, Consulting and Europe Asia Pacific segments.

(5) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(6) The Company authorized the 2025 Restructuring Plan in December 2024. The 2023 U.S. restructuring plan was substantially completed during fiscal 2024.

Segment Results
During the first quarter of fiscal 2025, the Company identified the following newly defined operating segments:

•On-Demand Talent – operating under the On-Demand by RGPTM brand, this segment provides businesses with a go-to source for bringing in experts when they need them.

•Consulting – operating under the Veracity by RGPTM brand, this segment drives transformation process across people, processes and technology across domain areas including finance, technology and digital, risk and compliance and supply chain transformation.

•Europe & Asia Pacific – is a geographically defined segment that offers both on-demand and consulting services (excluding the digital consulting business, which is included in our Consulting segment) to clients throughout Europe and Asia Pacific.

•Outsourced Services – operating under the Countsy by RGPTM brand, this segment offers finance, accounting and HR services provided to startups, spinouts and scaleups enterprises, utilizing a technology platform and fractional team.

•Sitrick – a crisis communications and public relations firm which operates under the Sitrick brand, providing corporate, financial, transactional and crisis communication and management services.

The Company's reportable segments are comprised of On-Demand, Consulting, Outsourced Services, and Europe & Asia Pacific. Sitrick does not individually meet the quantitative thresholds to qualify as a reportable segment. Therefore, Sitrick is disclosed under the “All Other” Segment. On July 1, 2024, the Company acquired Reference Point LLC, which is reported within the Consulting segment from the date of acquisition.

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except for percentage)

	Three Months Ended				Nine Months Ended
	February 22, 2025	% of Revenue (1)	February 24, 2024	% of Revenue (1)	February 22, 2025	% of Revenue (1)	February 24, 2024	% of Revenue (1)
Adjusted EBITDA:	(Unaudited)		(Unaudited)		(Unaudited)		(Unaudited)
On-Demand Talent	$2,567	5.5%	$7,341	11.4%	$10,731	7.0%	$24,560	11.5%
Consulting	5,914	11.2%	8,769	15.7%	23,390	13.9%	28,226	16.4%
Europe & Asia Pacific	841	4.5%	1,342	6.8%	2,549	4.5%	4,747	7.3%
Outsourced Services	1,493	15.9%	1,577	16.8%	4,434	15.7%	4,903	17.6%
All Other	(727)	(40.2%)	(244)	(10.6%)	(1,720)	(27.9%)	(707)	(9.8%)
Unallocated items (2)	(8,437)		(7,999)		(25,757)		(23,336)
Adjustments:
Stock-based compensation expense	(1,908)		(1,181)		(5,417)		(4,249)
Amortized ERP system costs (3)	(609)		—		(609)		—
Technology transformation costs (4)	(1,574)		(1,386)		(5,475)		(4,987)
Acquisition costs (5)	(492)		(156)		(2,296)		(1,282)
Goodwill impairment (6)	(42,039)		—		(125,376)		—
Gain on sale of assets (7)	—		—		3,420		—
Restructuring cost (8)	(2,905)		(1,643)		(3,157)		(3,898)
Amortization expense	(1,407)		(1,413)		(4,461)		(4,048)
Depreciation expense	(464)		(745)		(1,466)		(2,432)
Interest income, net	106		225		469		830
(Loss) income before income tax benefit (expense)	(49,641)		4,487		(130,741)		18,327
Income tax benefit (expense)	5,589		(1,937)		12,267		(7,765)
Net (loss) income	$(44,052)		$2,550		$(118,474)		$10,562

(1) Segment Adjusted EBITDA Margin is calculated by dividing segment Adjusted EBITDA by segment revenue.

(2) Unallocated items are generally comprised of unallocated corporate administrative costs, including management and board compensation, corporate support function costs and other general corporate costs that are not allocated to segments.

(3) Amortized ERP system costs represent the amortization of capitalized technology transformation costs related to newly implemented Enterprise Resource Planning (ERP) system, which was recorded within Selling, General, and Administrative expenses on the Consolidated Statement of Operations.

(4) Technology transformation costs represent costs included in net income related to the Company’s initiative to upgrade its technology platform globally, including a cloud-based enterprise resource planning system and talent acquisition and management systems. Such costs primarily include hosting and certain other software licensing costs, third-party consulting fees and costs associated with dedicated internal resources that are not capitalized.

(5) Acquisition costs primarily represent costs included in net income related to the Company’s business acquisitions. These costs include transaction bonuses, cash retention bonus accruals, and fees paid to the Company's broker, legal counsel, and other professional services firms.

(6) Goodwill impairment charges recognized during the three and nine months ended February 22, 2025 were related to the On-Demand Talent segment and Consulting segment, and for the nine-month period only, Europe and Asia Pacific segment.

(7) Gain on sale of assets was related to the Company’s sale of its Irvine office building, which was completed on August 15, 2024.

(8) The Company authorized the 2025 Restructuring Plan in December 2024. The 2023 U.S. restructuring plan was substantially completed during fiscal 2024.

The following table discloses the Company’s average bill rate by segment for the last five quarters:

	February 22, 2025	November 23, 2024	August 24, 2024	May 25, 2024	February 24, 2024
Average bill rate (1):	(Unaudited)
Consolidated bill rate	$123	$123	$118	$120	$119
On-Demand Talent	$140	$140	$140	$142	$143
Consulting	$159	$154	$145	$142	$141
Europe & Asia Pacific	$59	$59	$56	$58	$58
Outsourced Services	$137	$140	$139	$142	$139

(1)Average bill rates are calculated by dividing total revenue by the total number of billable hours.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(In thousands, except consultant headcount and average rates)

	February 22,	May 25,
SELECTED BALANCE SHEET INFORMATION:	2025	2024
	(Unaudited)
Cash and cash equivalents	$72,495	$108,892
Trade accounts receivable, net of allowance for credit losses	$101,137	$108,515
Total assets	$375,625	$510,914
Current liabilities	$74,213	$72,433
Long-term debt	$—	$—
Total liabilities	$97,799	$92,151
Total stockholders’ equity	$277,826	$418,763

	Nine Months Ended
	February 22,	February 24,
SELECTED CASH FLOW INFORMATION:	2025	2024
	(Unaudited)	(Unaudited)
Cash flow -- operating activities	$2,149	$18,754
Cash flow -- investing activities	$(13,083)	$(8,432)
Cash flow -- financing activities	$(23,114)	$(12,977)

	Three Months Ended
	February 22,	February 24,
SELECTED OTHER INFORMATION:	2025	2024
	(Unaudited)	(Unaudited)
Consultant headcount, end of period	2,514	2,765
Average bill rate (1)	$123	$119
Average pay rate (1)	$58	$58
Common shares outstanding, end of period	33,069	33,808

(1) Rates represent the weighted average bill rates and pay rates across the countries in which we operate. Such weighted average rates are impacted by the mix of our business across the geographies as well as fluctuations in currency rates. Constant currency average bill and pay rates using the same exchange rates in the third quarter of fiscal 2024 were $124 and $59, respectively.

Analyst Contact:
Jennifer Ryu
Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com

Media Contact:
Pat Burek
Financial Profiles
(US+) 1-310-622-8244
pburek@finprofiles.com